Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT This Amended and Restated Employment Agreement ("Agreement") made and entered into effective as of August 1 , 2022 (the "Effective Date") by and between Julia Kirshner, an individual, residing at 1625 Meadowlark Lane, Sunnyvale, CA 94087 ("Employee"), and Predictive Oncology Inc . , 2915 Commers Drive, Suite 900 , Eagan, Minnesota 55121 , a Delaware corporation ("Company"), collectively referred to as "the Parties" . WITNESSETH: WHEREAS, Employee has been employed as President of the Company's zPREDICTA division since November 24 , 2021 ; WHEREAS, the Company and Employee are parties to that certain Employment Agreement dated November 24 , 2021 (the "Original Agreement") ; WHEREAS, the Company and Employee now wish to amend and restate the Original Agreement, in its entirety, as set forth in this Agreement, effective as of August 1 , 2022 ; WHEREAS, the Company desires to employ Employee as its Chief Science Officer on the terms and conditions hereinafter set forth, and Employee desires to be employed by the Company on such terms and conditions, effective as of August 1 , 2022 ; NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein and for other good and valuable consideration the receipt of which are hereby acknowledged, the Parties hereby agree as follows : 1. Employee's Acknowledgment and Certifications . Employee hereby represents and certifies that Employee is not subject to any other agreement or restrictive covenant that Employee violates by working with the Company . Further, Employee represents that no conflict of interest or breach of Employee's fiduciary duties will result by working with and performing duties for the Company . Employee further agrees and certifies that Employee will not use or disclose to the Company any confidential, proprietary or trade secret information belonging to another individual or entity which may not properly be used or disclosed by Employee to the Company . 2. Employment and Term. a. Term . The Company shall hereby employ Employee and Employee hereby accepts continued employment with the Company upon the terms and conditions of this Agreement . The Company shall employ Employee for a period of three years from August 1 , 2022 through July 31 , 2025 (the "Term") . During the Term, Employee's employment may be terminated for those reasons set forth in Section 11 and Section 12 . b. Subsequent Employment . If Employee's employment by the Company continues after July 31 , 2025 , and the parties have not entered into a new written agreement or agreed in writing to extend the Agreement, Employee

2 will, as of August 1 , 2025 , be employed at will, at a compensation rate to be set by the Company . During any period of at - will employment, either Employee or the Company can terminate employment at any time, with or without advance notice, with or without cause, or for any lawful reason . 3. Duties . Employee shall have the title of Chief Science Officer ("CSO") . Employee will devote Employee's full working time, attention, loyalty, skills and efforts todiligently perform all the duties, responsibilities, and requirements assigned to Employee while employed by the Company . During employment pursuant to this Agreement, Employee shall not engage in any other employment, self - employment, or independent contract work . The Company and Employee acknowledge that Employee resides in Sunnyvale, CA and will travel on business matters to the Company's offices and elsewhere at Company expense, as needed, subject to the Company's Expense Reporting Procedure and policies, as in effect from time to time . 4. Compensation. a . Base Salary . Employee will receive an initial annualized base salary of $ 380 , 000 (gross, less applicable legally required withholdings and such other deductions as Employee voluntarily authorizes in writing) . Employee's base salary and other compensation will be subject to review and adjustment by the Company at any time, as the Company deems appropriate ; provided, that Employee's base salary will not be reduced without Employee's consent unless a salary reduction is imposed upon substantially all employees of the Company as part of a general reduction . b. Bonus and Incentive Compensation . For each calendar year during the term of this Agreement, beginning on the Effective Date of this Agreement, Employee shall be eligible to receive an annual incentive bonus determined annually at the discretion of the Compensation Committee of the Board (the "Compensation Committee") . The Compensation Committee will award a bonus based on performance of Employee vs . annual MEO/Objectives on a percentage of base salary . The Compensation Committee will be the evaluator of Employee performance and will make the final decision on the bonus amount . Any bonus payments made under this Section 4 (b) shall be paid within 2 1 / 2 months of the end of the applicable bonus period, provided that Employee is employed by the Company on the last day of the applicable bonus period and is not in breach of this Agreement . For purposes of this Agreement, "Bonus Period" shall be defined as January 1 through December 31 of the applicable calendar year . If Employee is terminated pursuant to Paragraph 11 , any bonus for the calendar year in which her employment terminates is forfeited it its entirety, regardless of termination date within the calendar year or percentage of the calendar year Employee was employed . Employee will also be entitled to participate in a long - term incentive plan (the "LTIP) pursuant to which Employee will be granted restricted stock units the vesting of which will be conditioned upon (i) Employee remaining

3 continuously employed by the Company through the expiration of the Term, and (ii) the satisfaction of performance objectives to be adopted by the Compensation Committee within 60 days following the Effective Date . The target number of restricted stock units comprising the LTIP award will be 150 , 000 , which is consistent with the target number of restricted stock units granted to the Company's Chief Financial Officer under the 2021 Long Term Incentive Plan adopted by the Company for fiscal years 2021 - 2023 . Employee will also be considered for stock option awards in connection with grants to key employees and in other appropriate circumstances . Each grant of equity awards, including those above, will be made from the Company's Amended and Restated 2012 Stock Incentive Plan (the " 2012 Plan") or successor plans and governed by agreements setting forth the terms of each such grant . There must be sufficient shares available under the 2012 Plan reserve (or reserve of successor plan) for any of these grants, meaning that some of these grants may be subject to obtaining shareholder approval of an increase to the plan reserve . The Employee's rights and obligations regarding stock options, restricted stock, restricted stock units or other equity incentives owned by Employee upon termination of employment pursuant to Section 11 or Section 12 of this Agreement shall be determined in accordance with and be governed by the 2012 Plan or other applicable equity plan . c. End of Term Bonus . If, and only if, Employee remains continuously employed by the Company through July 31 , 2025 and is not in breach of this Agreement, Employee shall be entitled to receive from the Company an additional cash bonus in the amount of $ 380 , 000 , to be paid on the first payroll date following July 31 , 2025 . d. Directors & Officers Insurance . While employed by the Company, Employee shall be considered an officer of the Company and shall be covered by D&O Insurance, or any other similar type of insurance, that provides coverage for Employee's acts or omissions undertaken during the course and scope of Employee's employment , and maintain coverage for Employee for at least three (3) years following Employee's employment . 5. Additional Benefits. a. Automobile. The Company shall reimburse Employee for deductible automobile mileage according to its Expense Reporting Procedures. b. Business Expenses . The Company will reimburse Employee for all reasonable, deductible and substantiated business expenses per its Expense Reporting Procedures . This includes, but is not limited to, such expenses as computer and necessary software, cell phones and business meetings .

4 c. PTO . Employee shall be entitled to 33 days of paid time off ("PTO") per each calendar year earned ratably over each calendar year, to be taken at such times as Employee and the Company shall determine and provided that no PTO time shall unreasonably interfere with the duties required to be rendered by Employee hereunder . Any PTO not taken by Employee during any calendar year may be carried forward into the succeeding calendar year . However, Employee may only accrue PTO up to a maximum of 43 days . Once Employee reaches the 43 day maximum accrual amount, she will not accrue any additional PTO time until additional PTO is used, bringing Employee below the maximum accrual amount, at which time she will begin accruing PTO again . Accrued but unused PTO will be paid out to Employee at the time of termination of employment . d. Benefits . Employee will be eligible to participate in other benefits programs generally available to executive officers of the Company specifically including health and dental insurance, short - term and long - term disability insurance, life insurance and the 401 (k) plan, with a 4 % Company matching program . 6. Termination of Compensation . The obligation of the Company to pay the compensation described above shall cease on the effective date of the termination of Employee's employment, pursuant to Section 11 or Section 12 of this Agreement or if Employee voluntarily quits employment with the Company for any reason, even if in breach of this Agreement . 7. Nondisclosure of Confidential Information . Employee shall keep confidential and not disclose to anyone or use, either during or after Employee's employment with the Company, any Confidential Information of the Company, except as required by Employee's employment with the Company or as expressly authorized in writing by the Company . For the purposes of this Agreement, "Confidential Information" is any and all sensitive, confidential, proprietary and trade secret information concerning or relating to the Company and its direct and indirect parents, subsidiaries and/or affiliated organizations, including any information or compilation of information which derives independent economic value from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use . Examples of Confidential Information not to be disclosed or used except as expressly permitted by the Company include, but are not limited to, the following : a. All patterns, compilations, programs, know how ; designs, processes or formulae ; software ; market or sales information or plans, devices, methods, concepts, techniques, processes, source codes, data capture innovations, algorithms, user interface designs and database designs relating to the Company's products, services, systems or business ; b . Information acquired or compiled by the Company concerning actual or potential clients/customers,suppliers and business partners, including their identities, financial information concerning their actual or prospective business operations, identity and quantity of services and/or products

5 provided by the Company, and any unpublished written materials furnished by or about them to the Company; and c. Information concerning the Company's ownership, management, financial condition, financial operations, business activities or practices, sales activities, marketing activities or plans, research and development, pricing practices, legal matters, and strategic business plans . Employee acknowledges that the Company shall at all times be and remain the owner of all Confidential Information disclosed to/acquired by Employee during Employee's employment with the Company, and Employee acknowledges that Employee may use the Confidential Information only for the limited purposes for which it was disclosed under this Agreement . Employee shall use his/her best efforts to preserve the confidentiality of such Confidential Information which she knows or reasonably should know the Company deems to be Confidential Information . Employee agrees that she will not knowingly use, disclose or permit the use or disclosure of the Company's Confidential Information in any manner which may injure the Company's business, impair its investments and goodwill, and/or adversely impact the Company's relationships with its actual or potential customers and suppliers . The obligations of this Section shall continue in full force and effect after the termination of this Agreement and the termination of Employee's employment with the Company . As used in this Section 7 , the "Company" shall include the Company and each of its direct and indirect parent, subsidiary and affiliated organizations on a collective basis . This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information . Notice : The Company hereby advises Employee as follows under the federal Defend Trade Secrets Act : An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that --- {A) is made - -- {i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney ; and (ii) solely for the purpose of reporting or investigating a suspected violation of law ; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal . Accordingly, Employee and the Company have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose ofreporting or investigating a suspected violation oflaw . The Company and Employee also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure . Nothing in this Agreement is intended to conflict with 18 U . S . C . † 1833 (b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U . S . C . † 1833 (b) . 8 . Notice to Third Parties . Upon terminating employment with the Company (for whatever reason), Employee has an affirmative obligation to inform any prospective employer and/or actual employer, of Employee's contractual obligations contained within this Agreement . Employee also understands and agrees that the Company may, with or without prior notice to Employee, notify third parties of Employee's agreements and obligations under this Agreement .

6 9. Intellectual Property . Employee agrees that all rights, title and interest of every kind and nature whatsoever, whether now known or unknown, in and to any "Intellectual Property," defined to include, but notbe limited to, any patent rights, trademarks, copyrights, ideas , creations and properties invented, created, written, developed, furnished, produced or disclosed by Employee in the course of rendering his/her services to the Company (both before the execution of this Agreement and thereafter) shall, as between the Parties, be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever, and Employee shall have no right, title or interest of any kind or nature therein or thereto, or in and to any results and proceeds there from . Employee agrees to assign, and hereby expressly and irrevocably assigns, to the Company all worldwide rights, title and interest, in perpetuity, in respect of any and all rights Employee may have or acquire in the Intellectual Property . The assignment of the rights as stated above shall not lapse if the Company has not exercised its rights under the assignment for any period of time or in any jurisdiction or territory . The Employee understands and acknowledges that Work Product does not include, and any provision in this Agreement requiring the Employee to assign (or otherwise providing for ownership by the Employer of) rights to an invention does not apply to, any invention that qualifies fu 11 y under the provisions of California Labor Code Section 2870 ("Section 2870 ") a copy of which is attached as Exhibit A) . including any idea or invention that is developed entirely on the Employee's own time without using the Employer's equipment, supplies, facilities or trade secret information, and that does not either (i) relate at the time of conception or reduction to practice of the invention to the Employer's business, or actual or demonstrably anticipated research or development of the Employer or (ii) result from any work performed by the Employee for the Employer . To the extent any of the rights, title, and interest in and to the Intellectual Property cannot be assigned to the Company (and to the extent any of Employee's retained rights under Section 2870 were incorporated by Employee (directly or indirectly) in any of the Company's past, current or future products or services), Employee hereby grants to the Company an exclusive, royalty - free, transferable, perpetual, irrevocable, unrestricted, worldwide license (with rights to sublicense through one or more tiers of sublicense) to such non assignable ( or non - assigned) rights . To the extent any rights, title and interest in and to Intellectual Property rights can be neither assigned nor so licensed by Employee to the Company, Employee hereby irrevocably waives and agrees never to assert such non - assignable and non - licensable rights, title and interest against the Company, any of the Company's successors in interest, and the customers and licensees of either . Further, Employee agrees to waive, and hereby waives, any "moral rights" Employee may have or may obtain in the Intellectual Property . Employee further agrees to assist the Company in every proper way to apply for, obtain, perfect and enforce rights in the Intellectual Property in any and all countries, and to that end Employee will execute all documents for use in applying for, obtaining and perfecting such rights and enforcing same, as the Company may desire, together with any assignments thereof tothe Company or persons designated by it . Employee appoints the Company as its attorney in fact to execute any documents necessary to achieve such results . To the maximum extent possible, the Company shall be shown in all documentation as the owner of all rights in the Intellectual Property . 10. Use, Removal, and Return of the Company's Property . Employee shall not use, duplicate, disseminate or remove from the Company's premises any information contained in any records, documents, data, or other tangible items of the Company in original, duplicate or copied form, except as needed in theordinary course of performing her employment duties for and subject to the approval by the Company . Employee shall immediately deliver to the Company, upon termination of Employee's employment with the Company, or at any other time upon the

7 Company's request, any records, documents, data, and other tangible items in Employee's possession or control belonging to or relating to the products, services, systems or business of the Company . Employee will not retain any copies or reproductions of records, documents, data or other tangible items of the Company or any of its direct or indirect parent, subsidiary or affiliated organizations . 11. Termination of Employment Under This Agreement . Unless a different date is set by written agreement of the Parties, Employee's employment under this Agreement will terminate only, but automatically, upon the occurrence of the earliest of the dates or events listed below : a. July 31, 2025. b. Immediately upon notice from the Company that it is terminating Employee's employment for "Cause," which means: i. Employee engages in willful misconduct or fails to follow the reasonable and lawful instructions of the Board of Directors, if such conduct is not cured within thirty (30) calendar days after the Company sends notice to the Employee of the alleged Cause, ii. Employee embezzles or misappropriates assets of the Company or any of its subsidiaries; 111 . Employee's violation of Employee's obligations in this Agreement (excluding non - performance resulting from Employee's death or disability), if such conduct is not cured within thirty (30) calendar days after the Company sends written notice to the Employee of the alleged Cause ; iv. Breach of any agreement between Employee and the Company or to which the Company and Employee are parties, or a breach by Employee of a fiduciary duty or responsibility to the Company ; v. The commission by Employee of fraud or other willful conduct that adversely affects the business or reputation of the Company, as determined in the Company's sole discretion ; vi. The Company has a reasonable belief Employee engaged in some form of harassment or other improper conduct prohibited by the Company policy or the law ; or, vii. Employee's violation of any Company policy. c . Immediately upon death of Employee. d. Immediately upon notice from the Company that the Company has determined that, due to a physical or mental health condition, Employee is not able to perform the essential functions of the Employee's position, with

8 or without reasonable accommodation . Such notice shall not be effective until Employee has exhausted all entitlements to leave, provided by law or Company policy, and shall otherwise be consistent with applicable law . The provisions set forth in this Section 11 specifically supersede any provision regarding termination of employment at - will set forth in the 2012 Plan, LTIP, or other applicable equity plans and the applicable award agreements under such plans, to the extent that a conflict exists between those provisions and the provisions set forth in this Section 11 . 12. Termination by Company Without Cause . In addition to those reasons outlined in Section 11 of this Agreement, the Company may terminate Employee's employment without Cause at any time, for any reason, without notice . In the event Employee's employment is terminated by the Company without Cause prior to the endof the Term, Employee shall be entitled to receive payment of base salary, in effect at the time of termination, through Employee's last date of employment and accrued, unused PTO . In addition, Employee shall be entitled to receive from the Company (a) severance pay in an amount equal to six (6) months of Employee's base salary then in effect at the time of termination, less applicable taxes and withholdings ; and (b) annual incentive bonus payment provided under Section 4 (b) for the calendar year during which termination occurs on a pro - rata basis through the date of Employee's termination . The severance pay and bonus payment provided in the preceding sentence is conditioned upon Employee's execution of a full and final waiver of all claims against the Company, and not rescinding or revoking (to the extent permitted under such release) Employee's release, in a form acceptable to the Company . The severance pay and bonus payment will be paid to Employee in equal bimonthly installments over a period of six (6) months ( or 12 pay periods), with the first payment on the first payday following Employee's execution of the release and the expiration of any revocation periods provided in the release and subsequent payments on subsequent paydays . The provisions set forth in this Section 12 specifically supersede any provision regarding termination of employment at - will set forth in the 2012 Plan, LTIP, or other applicable equity plans and the applicable award agreements under such plans, to the extent that a conflict exists between those provisions and the provisions set forth in this Section 12 . 13. Governing Law ; Venue . This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflicts - of - law principles . 14. Notices . Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if delivered by hand or by telegram, or three (3) working days after deposited, if placed in the mail for delivery by certified mail, return receipt requested, postage prepaid and addressed to the appropriate party at the following addresses : Company: Predictive Oncology Inc. Attention: Bob Myers, CFO 2915 Commers Drive Suite 900 Eagan, Minnesota 55121

9 ' I Employee: Julia Kirshner 1625 Meadowlark Lane Sunnyvale, CA 94087 julia@zpredicta.com Addresses may be changed by written notice given pursuant to this Section ; however, any such notice shall not be effective, if mailed, until three (3) working days after depositing in the mails or when actually received, whichever occurs first . 15. Entire Agreement . With the exception of the 2012 Plan, LTIP, or other applicable equity plans and the applicable award agreements under such plans, this Agreement sets forth the Parties' final and entire agreement with respect to their respective subject matters and supersedes any and all prior understandings and agreements related to Employee's employment, including without limitation the Original Agreement . 16. Modification and Waiver . A waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof . Any modification of this Agreement must be in writing and signed by both parties . 17. Scope of Remedies . Employee hereby acknowledges and agrees that any breach by Employee of the provisions of this Agreement will cause the Company irreparable injury for which there is no adequate remedy at law . Therefore, the Company shall be entitled, in addition to any other remedies available, to injunctive or other equitable relief to require specific performance or to prevent a breach oftheprovisions of this Agreement . Any delay bythe Company in asserting a right under this Agreement will not constitute a waiver by the Company of any right hereunder, and the Company may subsequently assert any or all of its rights hereunder as if the delay or failure to assert rights had not occurred . In the event of any litigation related to the subject matter of this Agreement, the prevailing party shall be entitled to recover from the non - prevailing party all reasonable attorneys' fees, costs, and expenses resulting therefrom . 18. Section 409A. a. General Compliance . This Agreement is intended to comply with Section 409 A or an exemption thereunder and shall be construed and administered in accordance with Section 409 A . Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409 A or an applicable exemption . Any payments under this Agreement that may be excluded from Section 409 A either as separation pay due to an involuntary separation from service or as a short - term deferral shall be excluded from Section 409 A to the maximum extent possible . For purposes of Section 409 A, each installment payment provided under this Agreement shall be treated as a separate payment . Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409 A . Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409 A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Employee on account of non - compliance with Section 409 A .

b . Specified Employees . Notwithstanding any other prov 1 s 1 on of this Agreement, if any payment or benefit provided to the Employee in connection with the Employee's tennination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409 A and the Employee is determined to be a "specified employee" as defined in Section 409 A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six - month anniversary of the Termination Date or, if earlier, on the Employee's death (the "Specified Employee Payment Date") . The aggregate of anypayments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule . 19. Binding Effect, Assigns, Successors, Etc . The benefits and obligations of this Agreement shall inure to the successors and assigns of the Company, to any person or entity which purchases substantially all of the assets of the Company, and to any subsidiary, affiliated corporation, or operating division of the Company . This Agreement is not assignable by Employee . 20. Savings Clause . If any provision, portion or aspect of this Agreement is determined to be void, or voidable by any legislative , judicial or administrative action as properly applied to this Agreement, then this Agreement shall be construed to so limit such provision, portion or aspect thereof to render same enforceable to the greatest extent permitted by or in the relevant jurisdiction . 21. Headings . The headings of this Agreement are intended solely for convenience and reference, and shall give no effect in the construction or interpretation of this Agreement . 22. Survival . The restrictions on Employee's post - employment activities (including Employee's confidentiality obligations), and those sections of this Agreement that pertain to interpretation and enforcement of such restrictions, will survive the termination of this Agreement and/or Employee's employment and will remain in full force and effect . 23. Execution and Delivery . This Agreement may be executed in counterparts . which taken together shall constitute one agreement binding on all the Parties . Electronically transmitted signatures shall be valid and binding to the same extent as signatures delivered in original . In making proof of this Agreement, it will be necessary to produce only one copy signed (or reproduced from an electronically delivered signature) by the party to be charged . IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year first written above. [Signature Page Follows]

PREDICTIVE ONCOLOGY INC. 11 EMPLOYEE Ju Kirshner

12 EXHIBITATOEMPLOYMENTAGREEMENT State of California LABOR CODE Section 2870 (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either : (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer ; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable . (Amended by Stats . 1991, Ch. 647, Sec. 5.)